Exhibit 10.10

MERCHANDISE SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of April 2002, by and between American Consolidation, Inc., 500 Washington Avenue, Carlstadt, New Jersey 07512 (“ACI”) and Aeropostale, Inc., 35 Continental Drive Wayne NJ 07470. (“Customer”).

W I T N E S S E T H

WHEREAS, Customer is engaged in the retail business and the sale of merchandise customarily available therein; and

WHEREAS, ACI receives, processes, marks, picks, consolidates, packs, manifests and loads merchandise at its facility located at 500 Washington Avenue, Carlstadt, New Jersey (the “ACI Facility”); and

WHEREAS, Customer desires to have ACI perform and ACI is willing to provide to Customer all receiving, processing, marking, consolidating, picking, packing, manifesting, and loading services for Customer’s merchandise sent to ACI at Customer’s discretion (the “Merchandise”) subject to the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	Term

The term of this Agreement shall be for an initial term of five (5) years commencing as of April 1, 2002 and ending March 31, 2007. Customer shall have the option to extend this Agreement for an additional five (5) year period commencing as of April 1, 2007 and ending March 31, 2012 upon terms mutually agreed upon. Customer will notify ACI with its intent to exercise its option to renew within 120 days of the expiration of the initial term.

2.	Termination

In the event there is a breach of any term of this Agreement by ACI, including but not limited to ACI’s failure to provide the Services, materials and equipment pursuant to the standards set forth herein, Customer shall notify ACI of such breach in writing and ACI shall have thirty (30) days to cure such breach. In the event ACI has not cured the breach within such time, Customer shall have the right to terminate this Agreement upon three (3) days notice to ACI.

Customer shall have right to terminate this Agreement: (a) upon thirty (30) days notice to ACI, if a substantial change in ownership of ACI occurs, (b) immediately in the event ACI seeks bankruptcy protection or assigns a substantial portion of its assets for the benefits of creditors, or (c) immediately after an Event of Force Majeure, as hereafter defined in Section 12, continues for ninety (90) days.

In addition, in the event Customer terminates this Agreement during the initial term prior to March 31, 2007, the expiration date set forth in Section 1, other than due to ACI’s breach of its obligations under this Agreement, Customer agrees to reimburse ACI for the unamortized value of the material and equipment upgrades, which material and equipment shall be amortized over a five (5) year period, made to the ACI Facility at the request of Customer during the calendar year 2002.

3.	Services, Materials and Equipment Provided By ACI

During the term of this Agreement, ACI shall provide the distribution services for Customer according to the performance standards as set forth in Exhibit A (the “Services”), which Exhibit may be amended from time to time upon written agreement by both parties hereto.

In addition ACI will provide, at its sole cost and expense, the ACI Facility, utilities, insurance, all merchandise handling equipment including consolidation, manifesting and sortation systems, a Pro Handling rapidpack system and management and labor necessary for the efficient performance of its obligations herein. Notwithstanding Section 5(a) of this Agreement, the parties understand that ACI is specifically providing new scanners, radio frequency or other, manifesting and sortation equipment, and software which is part of ACI’s new material handling system, which is compatible with the Customer’s existing computer hardware and software

4.	Representations and Warranties of ACI

ACI makes the following representations and warranties to Customer on a continuing basis:

(a) ACI is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has the requisite power and authority and the legal right, without violating its certificate or articles of incorporation or bylaws or any agreement with any third party or any applicable law, rule, regulation or governmental or judicial decree, to conduct its business as presently conducted and hereafter contemplated to be conducted and to execute, deliver and perform this Agreement.

(b) This Agreement has been duly executed and delivered by ACI and constitutes the legal, valid, and binding obligation of ACI.

(c) ACI is Solvent.

(d) No contract, lease agreement, or other instrument to which ACI is a party or by which either ACI is bound, and no provision of applicable law, materially and adversely affects or may so affect the financial condition, business, property or prospects of ACI or ACI’s ability to perform this Agreement.

(e) ACI shall comply with all present and future laws, statutes, ordinances, rulings, regulations, orders and requirements of all federal, state, municipal, county and other government agencies and authorities relating to the ACI Facility, and shall obtain and keep in full force and effect all necessary licenses, permits and similar authorizations from governmental authorities required to perform its obligations hereunder.

5.	Customer’s Responsibilities

(a) Customer will provide, at its sole cost, all the materials and equipment set forth in Exhibit B attached hereto and made a part hereof (the “Customer Equipment”). In addition, Customer will be responsible for the cost of all inbound and outbound freight associated with the processing of its Merchandise.

(b) Customer will provide the personnel to:

(i) Act as an information resource for ACI in the event ongoing operational issues arise.

(ii) Handle all systems (AS 400 & Island Pacific) problems.

(iii) Handle all communications with vendors regarding shipments which are received at the ACI Facility.

(iv) Handle all freight negotiations and payment of freight bills.

6.	Fees and Payment Terms

(a) As ACI’s entire and full compensation for its provision of the Services, materials and equipment set forth in Section 3 hereof, and any necessary and related costs or expenses incurred by ACI in the course of providing the Services, materials and equipment, Customer shall pay ACI the fees set forth in Exhibit C attached hereto and made a part hereof.

(b) Customer shall make payment to ACI of all correctly stated amounts within seven (7) days of Customer’s receipt of the invoice.

7.	Right to Audit

ACI agrees to allow Customer’s personnel to inspect and to perform an operation field audit of the Services and the ACI Facility and to inspect and audit ACI’s invoicing and records which relate to the Services performed on the

Merchandise as Customer deems necessary in its sole discretion at times during any business hours in which ACI operates and upon reasonable notice to ACI.

8.	Shortages and Damages to Merchandise

ACI shall be responsible and liable to Customer for the cost to Customer of lost, damaged or misplaced Merchandise. The cost to Customer shall be the greater of (i) the book value of the Merchandise as determined by the invoice cost plus per unit processing cost or (ii) if ACI has been reimbursed by virtue of an insurance claim, the total amount of such reimbursement. Customer shall notify ACI of any shortage or damage to the Merchandise within thirty (30) days of ACI’s receipt of the Merchandise.

9.	Insurance

ACI shall, at all times during the term of this Agreement, and at its sole cost and expense, obtain and maintain the following insurance written by insurance companies reasonably acceptable to Customer having a minimum rating of A-X in the most recently published A.M. Best’s Guide, and admitted and licensed to provide insurance in the states in which the Services will be performed:

(a) All-risk property insurance upon the Merchandise in ACI’s possession in an amount equal to the full replacement cost of the Merchandise;

(b) Commercial general liability insurance (including contractual liability coverage specifically covering ACI’s obligations hereunder) written on an occurrence basis in amounts of Five Million Dollars ($5,000,000.00) combined single limit per occurrence with respect to bodily injury (including death), personal injury and property damage;

(c) Workers’ compensation insurance covering all of its employees to the full extent required of all states in which ACI performs services under this Agreement;

(d) Employers’ liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) for each accident and One Million Dollars ($1,000,000.00) for disease.

(e) Business income interruption insurance in an amount not to exceed $500,000.00 per occurrence.

The insurance policies, other than the workers’ compensation insurance policy, shall name Customer as an additional insured. Such insurance coverage shall commence as of the date of this Agreement and ACI promptly shall deliver to the Customer the policies of such insurance, or certificates thereof, and with respect to each renewal policy, at least thirty (30) days prior to the expiration of the policy it renews. All insurance policies maintained by ACI shall provide that such policies name Customer as loss payee and shall not be amended or canceled without at least thirty (30) days prior written notice to Customer. In the event ACI does not obtain the insurance required under this Agreement, ACI shall be in default of this Agreement and Customer, in addition to its remedies at law and equity and as may be found elsewhere in this Agreement, may obtain such insurance on behalf of ACI. Customer shall have the option of (i) offsetting the cost of such insurance against any amounts payable by Customer to ACI until fully reimbursed, or (ii) invoicing ACI for such insurance, in which event ACI shall pay such invoice within fifteen (15) days after the invoice date together with any the maximum rate of interest that may be legally charged.

The required liability insurance may be carried under a “blanket policy” covering other work of ACI, provided that if the blanket policy contains an aggregate limit, the limit will apply on a per location basis.

Such policies shall provide for a waiver of any right of subrogation that the insurer may acquire against Customer.

It is the express intention of the parties to this Agreement that ACI shall cause such insurance coverages to be provided on a “primary” basis, regardless of any other insurance Customer may elect to purchase and maintain. Accordingly, no liability coverage required of ACI shall be subject to an “excess” or “pro-rata” type of other insurance clause, nor shall any such coverage be subject to any clause which would be contrary to the aforesaid intent of the parties. Any coverage purchased by Customer will be excess for Customer only and not provide any coverage for ACI.

10.	Indemnification

ACI shall indemnify, defend and hold harmless Customer, its affiliates and their respective directors, officers, employees and agents from and against any and all damages, costs, losses, liability and expenses (including reasonable attorneys fees) in connection with any and all actions or threatened actions arising out of: (a) the use by ACI of any Customer Equipment, (b) the performance by ACI of the Services, or (c) the breach of ACI of any term of this Agreement, provided that such indemnification obligation shall not arise in circumstances where the claim in question arose solely from any grossly negligent, intentional, wrongful or unlawful act or omission of Customer.

11.	Effect of Termination

Upon the termination of this Agreement, ACI shall fully perform all Services with respect to all Merchandise delivered to ACI prior to the effective date of such termination. Customer shall pay for all Services performed by ACI prior to the effective date of such termination. Each party also agrees to perform all other obligations on its part which, by the terms of this Agreement, are required to be performed upon termination thereof.

12.	Force Majeure

Neither party to this Agreement shall be liable for any default hereunder due to act of God, riot, accident, strikes, labor disputes, work stoppages, fires, floods, acts of a public enemy, acts of the United States Government, war or other unforeseeable cause beyond its control and without its fault or negligence (an “Event of Force Majeure”). Each party hereto shall notify the other in writing of any such unforeseeable causes beyond its control which may have delayed or may delay the performance of its obligations pursuant to this Agreement. When ACI has, for any reason, failed to perform the Services hereunder because of an Event of Force Majeure or given notice hereunder that it will fail to make such delivery because of any Event of Force Majeure, Customer shall have the right, for a period of not less than thirty (30) days, to have the Services performed by sources other than ACI, provided that Customer’s commitment to have such Services performed by sources other than ACI. Notwithstanding anything contained herein to the contrary, in the event any Event of Force Majeure, ACI shall have a period of ten (10) days from the date of said occurrence to have the Services performed with respect to the Merchandise from another source. In the event ACI is unable to provide such alternate source to have the Services performed within such 10-day period, Customer shall have the right to have the Services performed through an alternate source, and any difference in the cost of having the Services performed by an alternate source and the cost of Services provided under this Agreement shall be immediately reimbursed by ACI to Customer. The failure of ACI to perform the Services due to an Event of Force Majeure shall not be deemed to be a breach of any provision of this Agreement; provided that ACI commences performing Services with respect to the Merchandise within ninety (90) days after an Event of Force Majeure or after notice to Customer of any Event of Force Majeure.

13.	Alternate Dispute Resolution

If there is a controversy or dispute arising out of, related to or involving this Agreement that is not resolved by negotiation and agreement of the parties within 30 calendar days of the controversy or dispute arising, such controversy or dispute shall be resolved exclusively through binding, conclusive and confidential alternate dispute resolution (“ADR”) pursuant to the New Jersey Alternate Procedure for Dispute Resolution Act (“NJADR Act”), N.J.S.A. 2A:23A-1 et seq, by submission to an umpire mutually selected by the parties. If the parties are unable to mutually agree upon an umpire, each party shall designate a former federal judge or New Jersey Supreme Court justice of Superior Court judge and the umpire shall be selected as between them by the flip of a coin. The ADR shall be held in Wayne, New Jersey, and shall then proceed in accordance with the NJADR Act but shall be conducted confidentially. The decision of the umpire shall be binding upon the parties hereto and the parties hereby waive and relinquish right of appeal afforded by the NJADR Act. The cost of the umpire shall be borne equally by the parties, unless the umpire decides based on equitable principles to apportion such costs in a different manner.

14.	Confidentiality

ACI shall, from time to time, gain access to certain proprietary business information (including, without limitation, information relating to Customer’s business activities, cost of doing business and the cost of supplies purchased hereunder) (“Proprietary Information”) of Customer which is confidential in nature. ACI agrees to hold all such Proprietary Information in trust and confidence for the exclusive benefit of Customer. ACI shall not disclose or divulge, nor permit any disclosure of, any Proprietary Information to any entity not a party to this Agreement, nor shall ACI appropriate or use any Proprietary Information to benefit itself or any other entity. ACI shall also inform any of its respective affiliates or subsidiaries and their respective directors, officers, employees and agents thereof (“Agent”) providing Services hereunder of the terms of this Section of this Agreement. ACI shall be responsible for its respective Agent’s failure to comply with the terms of this Section and any liability arising therefrom.

ACI and Customer agree that any disclosure or use of the Proprietary Information other than for the exclusive benefit of Customer will cause irreparable harm to Customer and that money damages alone would be an inadequate remedy for any disclosure or unauthorized use of the Proprietary Information by ACI. Therefore, ACI and Customer agree that Customer shall be entitled to obtain specific performance, injunctive relief or any other remedy available at law or in equity in the event of such disclosure or unauthorized use. This Section 14 shall survive the termination of this Agreement.

15.	Relationship of the Parties

The relationship between Customer and ACI under this Agreement shall be solely that of vendor and vendee. It is expressly understood and agreed by the parties hereto that nothing in this Agreement, its provisions, or the transactions and relationships contemplated hereby shall constitute either party as an agent, employee, partner, or legal representative of the other for any purpose whatsoever, nor shall either party hold itself out as such. Neither party to this Agreement shall have the authority to bind or commit the other party hereto in any manner or for any purpose whatsoever but rather each party shall, at all times, act and conduct itself in all respects and events as an independent contractor. In no event shall the employees or contractors of ACI or any other person performing the Services hereunder be deemed to be the employees of Customer. This Agreement creates no relationships of joint ventures, partners, associates, or principal or agents between the parties hereto. ACI agrees that neither it nor any of it officers or affiliates will at any time, either during or after the termination of this Agreement, directly or indirectly, in any manner use the name of Customer or any trade, trademark, service mark, or logo of Customer without Customer’s prior written permission. In no event shall the employees or contractors of ACI or any other person performing the Services hereunder be deemed to be the employees of Customer.

16.	Assignment

This Agreement may not be assigned by either party hereto except with the prior written consent of the other party, which consent will not unreasonably be withheld or delayed, and any attempted assignment in violation of this provision shall be void.

17.	Administrative Expenses

Each party hereto shall pay all of its own administrative expenses (including, without limitation, the fees and expenses of their agents, representatives, counsel and accountants, incident to the preparation of this Agreement).

18.	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

19.	Title to Merchandise and Customer Equipment

(a) Title to and ownership of the Merchandise shall, at all times, rest solely with the Customer. ACI shall not act in a manner which is inconsistent with Customer’s title thereto including, but not limited to, causing or allowing any lien or security interest for the benefit of any ACI creditor to attach to the Merchandise. In the event that any such security interest or lien attaches to such Merchandise, ACI agrees to pay the same and have it discharged of record, promptly, and to take such action as may be required to reasonably and legally object to such security interest or lien or to have such security interest or lien removed from such Merchandise, including, without limitation, completing and signing any documents, acknowledgments or other documentation requested by Customer.

ACI hereby waives any right to lien against any Merchandise which may be located in the ACI facility. Customer may make, in its sole discretion, any and all UCC informational filings regarding its ownership interest in its equipment and the Merchandise. ACI agrees to cooperate with Customer in making such filings and take all reasonable action to complete such filings as requested by Customer.

(b) In the event ACI causes or allows any such security interest of lien to attach to Customer’s property rights in and to the Merchandise, which security interest or lien is not removed within thirty (30) days, Customer shall have the right to terminate this Agreement immediately after such thirty (30) day period cure period.

(c) The Customer Equipment shall at all times remain the sole and exclusive property of Customer and shall not be used for any purpose except as specifically directed by Customer. ACI shall not permit any security interest, lien or other encumbrance (“Encumbrance”) to attach to any Customer Equipment or Merchandise and in the event any such Encumbrance attaches to any Customer Equipment or Merchandise, ACI will pay to have it discharged of record promptly, and to take such action as may be required to reasonably and legally object to such security interest or lien or to have such security interest or lien removed from such property. ACI hereby waives any right to lien against any property of Customer, including any Customer Equipment and Merchandise which may be located at the ACI Facility. Customer may make, in its sole discretion, any and all UCC informational filings regarding its ownership interest in the Customer Equipment and the Merchandise. ACI agrees to cooperate with Customer in making such filings and take all reasonable action to complete such filings as requested by Customer at Customer’s cost and expense. Customer shall be responsible for the cost of maintenance of the Customer Equipment located at the ACI Facility and ACI agrees to notify Customer of the need for any non-routine maintenance on the equipment and Customer agrees to keep all of the Customer Equipment in a condition which enables ACI to perform the Services for Customer herein. Upon termination of this Agreement, all such Customer Equipment shall be returned forthwith to Customer in the condition such Customer Equipment was delivered to ACI, reasonable wear and tear excepted. ACI hereby agrees that it will assume all risk of loss on the Merchandise and Customer Equipment owned by Customer from the time of its receipt of such Merchandise or Customer Equipment until such time as Customer subsequently receives such Merchandise or Customer Equipment. ACI shall replace or repair, at its sole cost and expense, any Customer Equipment which is lost, stolen, damaged, destroyed or otherwise unavailable for use or return to Customer.

20.	Waiver of Breach

The waiver by any party to this Agreement of any breach or violation of any provision of this Agreement by the other party hereto shall not operate or be construed to be a waiver of any subsequent breach of violation thereof.

21.	Governing Law and Severability

This Agreement shall be governed by and interpreted in accordance with the substantive and procedural laws of the State of New Jersey. The terms and conditions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of the other provisions hereof.

22.	Notices

Any notice contemplated by or required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or sent by nationally recognized carrier or by registered or certified mail, return receipt requested, to the parties’ respective addresses below, or to such other addresses either of the parties hereto may hereinafter designate in writing:

American Consolidation, Inc.
500 Washington Avenue
Carlstadt, New Jersey 07072
Attn: Steven Sacharoff, Chief Executive Officer

Aeropostale, Inc.
35 Continental Drive
Wayne, New Jersey 07470
Attn: John Mills, Chief Operating Officer

THIS AGREEMENT reflects the complete understanding of the parties and constitutes their entire agreement, all prior negotiations, representations and statements having been merged herein. This Agreement, including the Exhibits hereto, may not be changed or amended orally but only in writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement by the signature of their respective, duly authorized corporate officers as of the day and year first above written.

AMERICAN CONSOLIDATION, INC.

By:	/s/ Steven Sacharoff
Steven Sacharoff,
Its Chief Executive Officer

AEROPOSTALE, INC.

By:	/s/ John S. Mills
John S. Mills
Its Chief Operating Officer

Exhibit A

Services and Performance Standards to be Provided by ACI

SERVICES

(a) Schedule deliveries within twenty-four (24) hours of request for appointment based upon Customer’s monthly plan.

(b) Receive, Check, Mark (where applicable), Pick, Pack, Consolidate, Manifest and Ship merchandise in accordance with customer’s standard policies and procedures attached hereto as Attachment 1 to Exhibit A.

(c) Process all documentation related to the warehouse and distribution system including but not limited to, Appointment Log, Vendor Invoice, Packing Slip, Bill of Lading, Key Rec Panel, Trouble Notification Form, Receiving Worksheet, Receiving Manifest, Vendor Chargeback Form and LTA Shipping Manifest, and in accordance with customer’s standard policies and procedures attached hereto as Attachment 1 to Exhibit A.

PERFORMANCE STANDARDS

(a) ACI shall perform the Services in a proper and workmanlike manner in accordance with accepted industry standards, practices and procedures (“Industry Standards”).

(b) ACI shall provide the Services with regard to the Merchandise within the following time constraints:

(1) All Merchandise received as Cross-Docked will be processed and shipped within 24 hours of receipt of Distribution information from Customer.

(2) All other Merchandise will be processed within 48 hours of receipt of Distribution information from Customer.

(c) ACI shall maintain a Quality Level of 99% with respect to Merchandise processing accuracy and as defined in the Base Plus Kurt Salmon Associates Quality System.

Attachment 1 to Exhibit A

Customer’s Standard Policies and Procedures

EXHIBIT B

Materials and Equipment to be provided by Customer at the ACI Facility

(A) ALL CONTROL ROOM EQUIPMENT, TICKET MAKING EQUIPMENT, TICKET STOCK, COMPUTER FORMS, LABELS, AND PACKING CARTONS.

(B) ALL CONTROL ROOM COMPUTER EQUIPMENT AND DATA COMMUNICATION LINES.

(C) ALL PACKING SUPPLIES, HANGERS, POLY BAGS, CARTONS, SEALING TAPE, AND LABELS NECESSARY FOR MERCHANDISE PROCESSING.

EXHIBIT C

Fees Payable to ACI

Rate Schedule

	Cost per Unit
Service	2002*	2003	2004	2005	2006	2007

Processing Service
Regular	$0.316				N/A
Pre-Pack	$0.246				N/A
Pre-Ticketed	$0.251				$.145
Pre-Pack/Pre-Ticketed	$0.216				$.11
Cross Dock	$0.050				$.04
Backstock	$0.120				$.14
Special Projects	$9.50/hr				$10.50/hr

*	Rates effective 4/1/2002 until 1/31/2003.

All other rates commence on 2/1 of the stated year and are effective until 1/31 of the following year. New rate structures will be implemented each year based upon Aeropostale’s receipt projection.